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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): September 9, 1996 (August 30, 1996)
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                            UNIVERSAL SELF CARE, INC.


   Delaware                          1-11568                         95-4228470
- ---------------                 ----------------                   -------------
(State or other                 (Commission File                   (IRS Employer
jurisdiction of                       No.)                             ID No.)
incorporation)



                 11585 Farmington Road, Livonia, Michigan 48150
                 ----------------------------------------------
                    (Address of principal executive offices)


                                 (313) 261-2988
               --------------------------------------------------
               Registrant's telephone number, including area code



                13715 Burbank Blvd., Van Nuys, California  91401
                ------------------------------------------------
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

     On August 30, 1996, Universal Self Care, Inc. (the "Company") and three of its operating subsidiaries (collectively, with the Company, the "Borrowers") made their first borrowings under a Loan and Security Agreement, dated as of August 15, 1996 (the "Loan Agreement"), by and among the Borrowers and HealthPartners Funding, L.P. (the "Lender"). Such initial loan was in the aggregate principal amount of $3,000,000, of which approximately $101,000 was utilized to pay a portion of the breakage costs under a prior financing agreement, $200,000 was utilized to repay an outstanding loan owed to the spouse of a director of the Company, and the balance was and will be utilized to pay certain accounts payable and accrued expenses, and to purchase inventory.

     Pursuant to the Loan Agreement, the Borrowers may receive revolving credit advances in an amount not to exceed the lesser of (a) 80% of the qualified accounts receivable of the Borrowers, or (b) $4,500,000 minus a reserve on account of certain contingent liabilities of the Borrowers (which reserve has initially been fixed at $1,500,000, subject to reduction in the event and to the extent that the subject contingencies are resolved). The stated term of the Loan Agreement extends to August 30, 1999 (unless sooner terminated at the option of the Borrowers, or by the Lender upon the occurrence of certain stated events of default), and all loans and other obligations under the Loan Agreement are secured by a first priority lien and security interest in all accounts receivable of the Borrowers.

     The Borrowers have agreed to pay interest on the outstanding loans under the Loan Agreement at a rate equal to the fluctuating prime rate of Fleet National Bank of Connecticut plus 1.4% per annum, with seven business days' clearance for all collections for purposes of calculating interest. The Borrowers have further agreed, during the first year of the term of the Loan Agreement, to pay to the Lender a monthly loan management fee equal to 0.25% of the average daily principal balance of the outstanding loans under the Loan Agreement. The Loan Agreement further contains customary affirmative and negative covenants, and events of default entitling the Lender to accelerate the maturity of the loans and/or terminate the Loan Agreement.

     In connection with the transactions pursuant to the Loan Agreement, the Borrowers have entered into an agreement with Fred Kassner, to whom the Borrowers remain indebted in the approximate amount of $1,474,000 (which is due and payable on July 14, 1997); pursuant to such agreement, Mr. Kassner has agreed to subordinate his lien on the accounts receivable of the Borrowers to the lien and security interest held by the Lender in such collateral. In addition, in consideration of Mr. Kassner's waiver of certain events of default under his loan agreement with the Borrowers (such


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events of default consisting of the Company's failure to make certain mandatory prepayments out of the proceeds received by the Company from certain exercises of the Company's common stock purchase warrants), the Company has agreed to issue to Mr. Kassner five-year warrants entitling Mr. Kassner to purchase up to 100,000 shares of common stock of the Company at an exercise price of $2.50 per share.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Not Applicable.

(b)  Not Applicable.

(c)  The following Exhibits are filed as part of this Form 8-K:

     1. Loan and Security Agreement, dated as of August 15, 1996, by and among the Borrowers and the Lender.

     2. Letter agreement dated August 15, 1996, addressed to the Lender, executed by Fred Kassner, and acknowledged by the Borrowers.

     3. Letter agreement dated August 29, 1996 by and between the Company and Fred Kassner, in respect of certain events of default and the issuance of certain common stock purchase warrants.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                        UNIVERSAL SELF CARE, INC.
                                             (Registrant)



                                        By:  /s/ Richard R. Hough
                                           --------------------------------
                                             Richard R. Hough
                                             Chief Operating Officer


Dated:  September 9, 1996



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